Exhibit 99.1

For further information contact:
Steve Bono (COM) 630.663.2150
Ernie Mrozek (CFO) 901.766.1268
Marty Ketelaar (INV) 901.597.8847

Clayton, Dubilier & Rice:
Thomas Franco 212.407.5225

FOR IMMEDIATE RELEASE
August 15, 2007

GROUP PRESIDENT HELMKAMP TO LEAVE SERVICEMASTER

MEMPHIS, TN — August 15, 2007 — ServiceMaster announced today that Group President Katrina Helmkamp will be leaving the company to pursue other interests. Ms. Helmkamp had oversight responsibility for the Terminix and TruGreen business units which will now report to J. Patrick Spainhour, Chief Executive Officer of ServiceMaster.

“We are grateful for Katrina’s hard work and leadership during her tenure at ServiceMaster,” said Mr. Spainhour. “We appreciate her willingness to allow for an orderly transition and wish her the best in her future endeavors.”

Katrina Helmkamp joined ServiceMaster in 2005. Previously she was vice president and director at the Chicago office of The Boston Consulting Group.

About ServiceMaster

ServiceMaster currently serves residential and commercial customers through a network of over 5,500 company-owned locations and franchised licenses.  The Company’s brands include TruGreen, TruGreen LandCare, Terminix, American Home Shield, InStar Services Group, ServiceMaster Clean, Merry Maids, Furniture Medic, and AmeriSpec. The core services of the Company include lawn care and landscape maintenance, termite and pest control, home warranties, disaster response and reconstruction, cleaning and disaster restoration, house cleaning, furniture repair, and home inspection.

About Clayton, Dubilier & Rice, Inc.

Clayton, Dubilier & Rice, Inc. (CD&R) is a leading private equity investment firm that has earned consistent, superior investment returns using an integrated operational and financial approach to building and growing portfolio businesses. Since its founding in 1978, CD&R has managed the investment of $10 billion in 41 U.S. and European subsidiaries or divisions of large multi-business corporations with revenues exceeding $60 billion, representing an aggregate transaction value of approximately $50 billion. CD&R is based in New York and London. For more information about CD&R, visit www.cdr-inc.com.